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                                                                    Exhibit 99.3


March 11, 1999
Susan Geanuleas: 312/425-6570
Cheryl Harbour: 312/425-6542


FOR IMMEDIATE RELEASE


                    TRUE NORTH NAMES DAVID BELL AS NEXT CEO
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True North Communications Inc. (NYSE: TNO), announced today that David Bell will become Chairman and CEO of True North on March 31 when Bruce Mason, the current CEO, retires. Mr. Bell is currently CEO of Bozell Worldwide, one of two global advertising agencies owned by True North.

The selection of Mr. Bell concludes a year-long management succession process in which both internal and external candidates were considered. Mr. Mason and the True North Board of Directors publicly promised a decision by the end of the first quarter of 1999 and have kept to that commitment.

"David Bell is admired and respected throughout the communications industry as a smart, driven, compassionate leader," said Mr. Mason. "The Board and I are completely confident that David has the talent to take the helm and move True North to new heights as we approach the beginning of the 21st Century."

Mr. Bell joined Bozell in 1975, when the agency of which he was president, Knox Reeves Advertising, was acquired. At Bozell he has been involved with many of the agency's largest accounts including Chrysler, Bristol-Myers Squibb, and The New York Times. He became CEO of Bozell Worldwide in 1995.

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2/TRUE NORTH NAMES DAVID BELL AS NEXT CEO

During Mr. Bell's tenure as Bozell CEO, the agency became one of the fastest growing among all worldwide agencies: a 22% increase from 1997 to 1998 and a four-year growth rate of 125%. He was instrumental in the recent win of the $115 million Bank of America account. Bozell is best known for its award-winning Milk Mustache and Jeep(R) campaigns.

Mr. Bell is widely known within the advertising business as one of the its most ardent industry advocates. He was the recent past Chairman of American Association of Advertising Agencies (the 4A's), twice Chairman of the Advertising Federation, and is currently Chairman of the Advertising Educational Foundation. No other individual within the communications business has been this active or has held as many high profile industry positions.

The True North holding company that Mr. Bell inherits has been in existence for only four years. In that time it has tripled in size and now ranks as the sixth largest global communications holding company with approximately $12 billion in global billings. It has over 300 operations in 83 countries serving numerous local clients, as well as 25 major global clients.

True North owns three operating groups--Bozell Worldwide; Foote, Cone & Belding Worldwide; and the True North Diversified Companies Group that includes public relations, sales promotion, direct marketing, health care, Yellow Pages, ethnic marketing, and interactive media. In fact, True North is considered one of the leaders in the area of interactive media with its ownership of R/GA Interactive and Modem Media.Poppe Tyson, a subsidiary that it just took public within the last 30 days with its own very successful IPO.

True North just yesterday released 1998 year-end earnings that exceeded Wall Street expectations. Total net income was up 25.7% with income from operations up 29.4%, representing one of the biggest year-to-year increases the company has posted in the last decade.
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3/TRUE NORTH NAMES DAVID BELL AS NEXT CEO

Succeeding Mr. Bell as CEO of Bozell Worldwide is Leo-Arthur Kelmenson, who will also retain his current title of Chairman. Mr. Kelmenson and Brendan Ryan, Chairman and CEO of FCB Worldwide, two highly-regarded executives, both declined to be considered for the True North CEO position, stating that they both preferred to stay as agency heads and to continue to interact directly with the product for their clients as opposed to taking on the more financially-oriented role of the CEO of the holding company. Charles D. Peebler, Jr., continues as Chairman and CEO of the True North Diversified Companies and as a Board Director.

As part of the transition to a new CEO at True North, Don Seeley, currently CFO of True North, will take on the added role of Vice Chairman. Don Elliman, a True North outside Director, and past President of Sports Illustrated, was appointed Chairman of the Board's Executive Committee.

An interesting coincidence of Mr. Bell succeeding Mr. Mason is that they both began their advertising careers on the same day, at the same agency (Leo Burnett), in fact, as trainees sharing the same desk. "I've known David for over 30 years now; he is one of the best in the business. I couldn't be any prouder or happier that he's taking over for me." Mr. Bell is 55; Mr. Mason turns 60 later this year.

Mr. Bell will be based out of True North headquarters in Chicago.

True North Communications, the sixth largest marketing communications holding company in the world, has its headquarters in Chicago and serves clients from more than 300 full-service operations in 83 countries. With two global advertising networks, Foote, Cone & Belding Worldwide and Bozell Worldwide, as well as The Diversified Companies Group, True North has annual revenues exceeding $1.2 billion.
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